EXHIBIT 4.25

LOAN AGREEMENT

between

CITY OF FORSYTH, ROSEBUD COUNTY, MONTANA

and

PUGET SOUND ENERGY, INC.

Dated as of March 1, 2003

Relating to

POLLUTION CONTROL REVENUE REFUNDING BONDS

(PUGET SOUND ENERGY PROJECT)

SERIES 2003A AND SERIES 2003B

The amounts payable by Puget Sound Energy, Inc. to the City of Forsyth, Rosebud County, Montana, under Sections 4.04 and 9.01 of this Loan Agreement and the Senior Notes delivered by said Company pursuant to the Loan Agreement together with certain other amounts payable by the Company under this Loan Agreement and certain other rights of said City under this Loan Agreement have been pledged and assigned to Wells Fargo Bank Northwest, National Association, as trustee under the Indenture of Trust, dated as of March 1, 2003, of said City to said Trustee. For the purpose of perfecting the security interest of said Trustee in such amounts payable and such rights assigned to said Trustee, under the Montana Uniform Commercial Code—Secured Transactions or otherwise, the counterpart of this Loan Agreement and the Senior Notes delivered, pledged and assigned to said Trustee shall be deemed the originals thereof.

Loan Agreement

TABLE OF CONTENTS

(This table of contents is not part of the Loan Agreement, and is for convenience only. The captions herein are of no legal effect and do not vary the meaning or legal effect of any part of the Loan Agreement.)

i	Loan Agreement

ii	Loan Agreement

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of March 1, 2003, between the CITY OF FORSYTH, ROSEBUD COUNTY, MONTANA, a municipal corporation and political subdivision organized and existing under the Constitution and laws of the State of Montana (the “Issuer”), and PUGET SOUND ENERGY, INC., a corporation organized and existing under the laws of the State of Washington (the “Company”),

W I T N E S S E T H

WHEREAS, the Issuer is authorized by the provisions of Sections 90-5-101 to 90-5-114, inclusive, Montana Code Annotated, as amended (the “Act”), to issue one or more series of its revenue bonds and to loan the proceeds to others for the purpose of defraying the cost of acquiring or improving projects consisting of land, any building or other improvement, and any other real and personal properties deemed necessary in connection therewith, whether or not now in existence, whether located within or without the boundaries of the Issuer, which shall be suitable for, among other things, air and water pollution control facilities and sewage and solid waste disposal facilities;

WHEREAS, the Issuer is authorized by the provisions of the Act to issue one or more series of its revenue refunding bonds to refund any revenue bonds issued under the provisions of the Act;

WHEREAS, the Act provides that payment of principal of and interest on revenue bonds issued thereunder shall be secured by a pledge of the revenues out of which such revenue bonds shall be payable and may be secured by a pledge of an agreement relating to a project and such other security device as may be deemed most advantageous by the Issuer;

WHEREAS, the Issuer has heretofore issued and sold $27,500,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds (Puget Sound Power & Light Company Colstrip Project), Series 1991A, $23,400,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds (Puget Sound Power & Light Company Colstrip Project), Series 1991B, $87,500,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds (Puget Sound Power & Light Company Colstrip Project), Series 1992 and $23,460,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds (Puget Sound Power & Light Company Colstrip Project), Series 1993, the proceeds of which were disbursed to the Company for the purpose of refunding certain other revenue obligations issued to defray a portion of the Company’s share of the costs of acquiring and improving the Facilities (as hereinafter defined) or to refund other revenue obligations the proceeds of which were so used;

Loan Agreement

WHEREAS, the Issuer, by resolution adopted pursuant to and in accordance with the Act, has authorized and undertaken to issue its revenue bonds for the purpose of refunding the Prior Bonds;

WHEREAS, the Company has agreed under this Loan Agreement to make payments sufficient to pay when due (whether at stated maturity, by acceleration or otherwise) the principal of, premium, if any, and interest on the Bonds;

WHEREAS, the Company has issued and delivered to the Trustee one or more series of the Company’s Senior Notes to secure certain of its obligations hereunder; and

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby and in consideration of the premises, do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. The terms defined in Article I of the Indenture shall, for all purposes of this Loan Agreement, have the meanings specified therein, unless the context clearly requires otherwise.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01. Representations and Warranties of the Issuer. The Issuer represents, warrants and agrees that:

(a) The Issuer is a municipal corporation and political subdivision duly organized and existing under the Constitution and laws of the State of Montana.

(b) The Issuer has the power to enter into this Loan Agreement and the Indenture and to perform and observe the agreements and covenants on its part contained herein and therein, including without limitation the power to issue and sell the Bonds as contemplated herein and in the Indenture, and by proper corporate action has duly authorized the execution and delivery hereof and thereof.

(c) The execution and delivery of this Loan Agreement and the Indenture by the Issuer do not, and consummation of the transactions contemplated hereby and thereby and fulfillment of the terms hereof and thereof by the Issuer will not, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Issuer is now a party or by which it is now bound, or any order, rule or regulation applicable to the Issuer of any

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court or of any regulatory body or administrative agency or other governmental body having jurisdiction over the Issuer or over any of its properties, or any statute of any jurisdiction applicable to the Issuer.

(d) To the best knowledge of the Issuer, no event has occurred and is continuing which constitutes, or with the lapse of time or the giving of notice, or both, would constitute, an “event of default” as defined in the Prior Indentures or the Prior Agreements.

(e) The Issuer has not assigned and will not assign its interest in this Loan Agreement other than to secure the Bonds.

(f) The 1991A Bonds are now outstanding in the principal amount of $27,500,000, the 1991B Bonds are now outstanding in the principal amount of $23,400,000, the 1992 Bonds are now outstanding in the principal amount of $87,500,000 and the 1993 Bonds are now outstanding in the principal amount of $23,460,000. The 1991A Bonds and the 1991B Bonds have been called for redemption on March 24, 2003, at a price of 101% plus accrued interest, if any, to the redemption date. The 1992 Bonds have been called for redemption on March 24, 2003, at a price of 102% plus accrued interest, if any, to the redemption date. The 1993 Bonds have been called for redemption on April 1, 2003, at a price of 102% plus accrued interest, if any, to the redemption date.

(g) The public hearing and approval requirement of Section 147(f) of the Code has been satisfied.

Section 2.02. Representations and Warranties of the Company. The Company makes the following representations and warranties as the basis for the undertakings on the part of the Issuer contained herein:

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Washington and duly qualified as a foreign corporation in good standing in the State of Montana.

(b) The Company has the corporate power to enter into this Loan Agreement and to perform and observe the agreements and covenants on its part contained herein, including without limitation the power to issue and pledge the Senior Notes as contemplated herein, in the Senior Note Indenture and in the Pledge Agreement, and by proper corporate action has duly authorized the execution and delivery hereof.

(c) The execution and delivery of this Loan Agreement by the Company do not, and consummation of the transactions contemplated hereby and fulfillment of the terms hereof by the Company, including, without limitation, the issuance and pledge of the Senior Notes and the execution and delivery of the Pledge Agreement, will not, result in a breach of any of the terms or provisions of, or constitute a default under, (i) the

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Restated Articles of Incorporation, as amended, or the Restated Bylaws of the Company or (ii) any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it is now bound, or any order, rule or regulation applicable to the Company of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction over the Company or over any of its properties, or any statute of any jurisdiction applicable to the Company, except (in the case of clause (ii)) for such breach or defaults that would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, properties, financial performance or results of operations of the Company.

(d) The Washington Utilities and Transportation Commission has approved all transactions contemplated by this Loan Agreement which require said approval, and no other consent, approval, authorization or other order of any regulatory body or administrative agency or other governmental body is required for the Company’s participation therein, except such as may have been obtained or may be required under the securities laws of any jurisdiction.

(e) The information relating to the Facilities (other than estimates) furnished by the Company in writing to Chapman and Cutler, as Bond Counsel, in connection with the issuance by the Issuer of the Prior Bonds and the Bonds, was, at the time furnished, and remains to the best of the Company’s knowledge, true and correct.

(f) The Facilities are (i) designed to meet applicable federal, state and local requirements for the control of pollution or the disposal of solid waste, (ii) to be used solely for purposes contemplated by the Act and (iii) located within Rosebud County, Montana.

(g) The Montana Department of Health and Environmental Sciences has certified that the pollution control facilities constituting part of the Facilities, as designed, are in furtherance of the purpose of abating or controlling atmospheric pollutants or contaminants, and water pollution, as the case may be.

(h) The Facilities consist of those facilities described in Exhibit A hereto, and the Company shall not consent to any changes in the Facilities which would adversely affect the qualification of the Facilities as a “project” under the Act or would adversely affect the exclusion of interest on the Bonds from the gross income of the Owners thereof for federal income tax purposes and therefore would adversely affect exemption of interest on any of the Bonds from federal income taxation.

(i) No construction, reconstruction or acquisition (within the meaning of the Code) of any of the Facilities was commenced with respect to any portion of the Project prior to the taking of official action by the Issuer with respect thereto and the Facilities have been placed in service.

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(j) The Company has received an executed counterpart of the Indenture and hereby consents to and approves the provisions thereof.

(k) To the best knowledge of the Company, the Prior Agreements and the Prior Indentures are in full force and effect without amendment or supplement thereto.

(l) To the best knowledge of the Company, no event has occurred and is continuing under the provisions of the Prior Agreements which event now constitutes, or with the lapse of time or the giving of notice, or both, would constitute, an event of default under the Prior Agreements.

(m) The 1991A Bonds are now outstanding in the principal amount of $27,500,000, the 1991B Bonds are now outstanding in the principal amount of $23,400,000, the 1992 Bonds are now outstanding in the principal amount of $87,500,000 and the 1993 Bonds are now outstanding in the principal amount of $23,460,000. The 1991A Bonds, the 1991B Bonds and the 1992 Bonds have been called for redemption on March 24, 2003. The 1991A Bonds and the 1991B Bonds will be redeemed at a price of 101%, plus accrued interest, if any, and the 1992 Bonds will be redeemed at a price of 102%, plus accrued interest, if any. The 1993 Bonds have been called for redemption on April 1, 2003 at a price of 102%, plus accrued interest, if any.

ARTICLE III

THE FACILITIES

Section 3.01. Maintenance of Facilities. The Company shall at all times exercise all of its rights, powers, elections and options under the Inter-Company Agreements to cause the Facilities, and every element and unit thereof, to be maintained in good repair, working order and condition; provided, however, that the Company may cause the discontinuance of the operation or a reduction in the capacity of the Facilities, or any element or unit thereof, if, in the judgment of the Company, it is no longer economic to operate the same or to operate the same at its former capacity, or if the Company intends to sell and dispose of its interest in the same and within a reasonable time shall endeavor to effectuate such sale or disposition.

The Company may at its own expense exercise any of its rights, powers, elections and options under the Inter-Company Agreements to cause the Facilities to be remodeled or cause such substitutions, modifications and improvements to be made to the Facilities from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Loan Agreement as part of the Facilities; provided, however, that the Company shall not exercise any such right, power, election or option if the proposed remodeling, substitution, modification or improvement would adversely affect the exclusion of interest on the Bonds from the gross income of Owners thereof for federal income tax purposes.

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Section 3.02. Facilities Insurance. The Company shall exercise all its rights and powers and will perform all of its duties under the Inter-Company Agreements to cause insurance to be taken out and continuously maintained in effect with respect to the Facilities against such risks and to such extent as is required by the Inter-Company Agreements. All proceeds of such insurance shall be for the account of the Company to the extent of its interest therein.

Section 3.03. Condemnation. The Company shall be entitled to the proceeds of any condemnation award or portion thereof made for damage to or taking of the Facilities or other property of the Company, to the extent of the interest of the Company in the Facilities or such other property, as the case may be.

Section 3.04. Termination of Operation. Anything in this Loan Agreement to the contrary notwithstanding, the Company shall have the right at any time to cause the operation of the Facilities to be terminated if the Company shall have determined that the continued operation of the Project or the Facilities is uneconomical for any reason.

ARTICLE IV

ISSUANCE OF THE BONDS; THE LOAN; DISPOSITION

OF PROCEEDS OF THE BONDS; LOAN PAYMENTS

Section 4.01. Issuance of the Bonds. The Issuer shall issue the Bonds under and in accordance with the Indenture, subject to the provisions of the bond purchase agreement among the Issuer, the Company and the initial purchaser of the Bonds. The Company hereby approves the issuance of the Bonds and all terms and conditions thereof.

Section 4.02. Issuance of Other Obligations. The Issuer and the Company expressly reserve the right to enter into, to the extent permitted by law, an agreement or agreements other than this Loan Agreement with respect to the issuance by the Issuer under an indenture or indentures other than the Indenture, of obligations to provide additional funds to defray any additional costs of construction of the Facilities or to refund all or any principal amount of the Bonds.

Section 4.03. The Loan; Disposition of Bond Proceeds; Refunding of Prior Bonds. (a) The Issuer shall lend to the Company the proceeds of the issuance and sale of the Bonds, other than accrued interest, if any, paid by the initial purchaser thereof, for the purposes specified in this Loan Agreement, such proceeds to be applied as provided hereinafter and in the Indenture.

(b) The Issuer and the Company shall cause $27,500,000 of the proceeds of the 2003A Bonds to be deposited with the 1991 Trustee in a repayment account in the Bond Fund under the 1991 Indenture to be used to pay the principal of the 1991A Bonds upon redemption thereof. Such proceeds may be invested in direct obligations of the United States Government, obligations the principal of and interest on which are guaranteed by the United States Government, or obligations of any agency or instrumentality of the United States Government in

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accordance with the provisions of Section 90-5-107(4), Montana Code Annotated, as amended. Because such Bond proceeds will not be sufficient to provide for the payment of the accrued interest and premium on the 1991A Bonds upon the redemption thereof, the Company shall, on or before the redemption date of the 1991A Bonds, at its own expense and without any right of reimbursement in respect thereof, pay to the 1991 Trustee for deposit into such repayment account in the Bond Fund under the 1991 Indenture, all amounts necessary to effect the redemption of the 1991A Bonds.

(c) The Issuer and the Company shall cause $87,500,000 of the proceeds of the 2003A Bonds to be deposited with the 1992 Trustee in a repayment account in the Bond Fund under the 1992 Indenture to be used to pay the principal of the 1992 Bonds upon redemption thereof. Such proceeds may be invested in direct obligations of the United States Government, obligations the principal of and interest on which are guaranteed by the United States Government, or obligations of any agency or instrumentality of the United States Government in accordance with the provisions of Section 90-5-107(4), Montana Code Annotated, as amended. Because such Bond proceeds will not be sufficient to provide for the payment of the accrued interest and premium on the 1992 Bonds upon the redemption thereof, the Company shall, on or before the redemption date of the 1991A Bonds, at its own expense and without any right of reimbursement in respect thereof, pay to the 1992 Trustee for deposit into such repayment account in the Bond Fund under the 1992 Indenture, all amounts necessary to effect the redemption of the 1992 Bonds.

(d) The Issuer and the Company shall cause $23,460,000 of the proceeds of the 2003A Bonds to be deposited with the 1993 Trustee in a repayment account in the Bond Fund under the 1993 Indenture to be used to pay the principal of the 1993 Bonds upon redemption thereof. Such proceeds may be invested in direct obligations of the United States Government, obligations the principal of and interest on which are guaranteed by the United States Government, or obligations of any agency or instrumentality of the United States Government in accordance with the provisions of Section 90-5-107(4), Montana Code Annotated, as amended. Because such Bond proceeds will not be sufficient to provide for the payment of the accrued interest and premium on the 1993 Bonds upon the redemption thereof, the Company shall, on or before the redemption date of the 1991A Bonds, at its own expense and without any right of reimbursement in respect thereof, pay to the 1993 Trustee for deposit into such repayment account in the Bond Fund under the 1993 Indenture, all amounts necessary to effect the redemption of the 1993 Bonds.

(e) The Issuer and the Company shall cause the proceeds of the 2003B Bonds, other than accrued interest, if any, paid by the initial purchaser thereof, to be deposited with the 1991 Trustee in a repayment account in the Bond Fund under the 1991 Indenture to be used to pay the principal of the 1991B Bonds upon redemption thereof. Such proceeds may be invested in direct obligations of the United States Government, obligations the principal of and interest on which are guaranteed by the United States Government, or obligations of any agency or instrumentality of the United States Government in accordance with the provisions of Section 90-5-107(4), Montana Code Annotated, as amended. Because such Bond proceeds will not be sufficient to

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provide for the payment of the accrued interest and premium on the 1991B Bonds upon the redemption thereof, the Company shall, on or before the redemption date of the 1991A Bonds, at its own expense and without any right of reimbursement in respect thereof, pay to the 1991 Trustee for deposit into such repayment account in the Bond Fund under the 1991 Indenture, all amounts necessary to effect the redemption of the 1991B Bonds.

(f) The Issuer shall establish the Bond Fund with the Trustee in accordance with Section 4.01 of the Indenture. The proceeds of the issuance and sale of the Bonds constituting accrued interest, if any, paid by the initial purchaser thereof shall be deposited into the Bond Fund.

Section 4.04. Loan Repayments. (a) As and for repayment of the Loan made to the Company by the Issuer pursuant to Section 4.03 hereof, the Company shall pay to the Trustee for the account of the Issuer an amount equal to the aggregate principal amount of, and the premium, if any, on the Bonds from time to time Outstanding and, as interest on its obligation to pay such amount, an amount equal to interest on the Bonds such amounts to be paid in installments of immediately available funds due on the dates, in the amounts and in the manner provided in the Indenture for the payment of the principal of, premium, if any, and interest on the Bonds whether at maturity, upon redemption or otherwise; provided, however, that the obligation of the Company to make any such payment hereunder shall be reduced by the amount of any reduction under the Indenture of the amount of the corresponding payment required to be made by the Issuer thereunder.

(b) In the event the Company shall fail to make any payment required by Section 4.04(a) with respect to the principal of, premium, if any, and interest on any Bond, the payment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid and the Company will pay interest on any overdue amount with respect to principal of such Bond and, to the extent permitted by law, on any overdue amount with respect to premium, if any, and interest on such Bond, at the interest rate borne by such Bond until paid.

ARTICLE V

THE SENIOR NOTES; OTHER OBLIGATIONS

Section 5.01. Issuance, Delivery and Surrender of Senior Notes. (a) The obligation of the Company pursuant to Section 4.04 hereof to repay the loans made to it by the Issuer pursuant to Section 4.03 hereof shall be secured by the Senior Notes. Concurrently with the issuance and delivery by the Issuer of each series of Bonds, the Company shall issue and deliver to the Trustee a series of Senior Notes as provided in the Pledge Agreement (i) maturing on the same date and in the same principal amount as the Bonds of such series, (ii) bearing interest at the same rate, payable at the same times, as the Bonds of such series, (iii) containing redemption provisions correlative to the provisions of Section 3.01 of the Indenture, and (iv) subject to the provisions of Section 5.01(b) hereof, requiring payments of the principal thereof and premium, if any, and

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interest thereon to be made to the Trustee for the account of the Issuer. The Senior Notes shall be delivered to and registered in the name of the Trustee for the account of the Issuer and the benefit of the Owners from time to time of the Bonds and shall be held, voted, transferred and surrendered by the Trustee subject to and in accordance with the respective provisions of this Loan Agreement, the Indenture and the Pledge Agreement.

Any moneys received by the Trustee with respect to either series of Senior Notes shall be used to make the corresponding payment then due of principal of or premium, if any, or interest on the related series of Bonds in accordance with the terms of such Bonds and the Indenture. Any proceeds of the Senior Notes in excess of the amounts necessary to pay in full the principal of or premium, if any, or interest on the Bonds shall be remitted to the Company.

(b) The Company shall receive a credit against its obligations to make any payment of principal of, premium, if any, or interest on each series of the Senior Notes issued pursuant to Section 5.01(a) (whether at maturity, upon redemption or otherwise) and such obligations shall be fully or partially, as the case may be, satisfied and discharged, in an amount equal to the amount, if any, paid by the Company under Section 4.04 hereof, or otherwise satisfied or discharged, in respect of the principal of, premium, if any, or interest on the Bonds of the related series. The obligations of the Company to make such payment of principal of, premium, if any, or interest on each series of the Senior Notes shall be deemed to have been reduced by the amount of such credit.

(c) In view of the pledge and assignment of the Senior Notes pursuant to Section 5.02 hereof, the Issuer agrees that (i) the Senior Notes shall be issued and delivered to, registered in the name of and held by, the Trustee for the benefit of the Owners from time to time of the Bonds, and the Company shall make all payments of principal of, premium, if any, and interest on the Senior Notes to the Trustee as the registered owner thereof; (ii) the Indenture shall provide that the Trustee shall not sell, assign or transfer the Senior Notes except to a successor trustee under the Indenture, and shall surrender Senior Notes to the Senior Note Indenture Trustee in accordance with the provisions of subsection (d) of this Section 5.01; and (iii) the Company may take such actions as it shall deem to be desirable to effect compliance with such restrictions on transfer, including the placing of an appropriate legend on each Senior Note and the issuance of stop-transfer instructions to the Senior Note Indenture Trustee or any other transfer agent under the Senior Note Indenture. Any action taken by the Trustee in accordance with the provisions of Section 6.12 of the Indenture shall be binding upon the Company.

(d) At the time any Bonds of any series cease to be Outstanding (other than by reason of the payment or redemption of Senior Notes of the corresponding series and other than those in lieu of or in exchange or substitution for which other Bonds shall have been authenticated and delivered), the Issuer shall cause the Trustee to surrender to the Senior Note Indenture Trustee a corresponding principal amount of Senior Notes, of the series corresponding to such series of Bonds, bearing interest at the same rate and maturing on the same date as such Bonds.

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(e) For the purpose of determining whether or not any payment of the principal of or interest on the Senior Notes shall have been made in full, any moneys paid by the Company in respect of the Senior Notes which shall have been withdrawn by the Trustee from the Bond Fund pursuant to Section 9.04 of the Indenture shall be deemed to have been paid by the Company to the Trustee pursuant to Section 5.03 hereof and not to have been paid by the Company in respect of the Senior Notes.

Section 5.02. Payments Assigned; Obligation Absolute. It is understood and agreed that all payments to be made by the Company hereunder (except for payments made pursuant to Sections 5.03, 5.04, 6.04 and 8.05 hereof) and on the Senior Notes are, by the Indenture, pledged and assigned by the Issuer to the Trustee, and that all rights and interest of the Issuer hereunder (except for the Issuer’s rights under Sections 5.03, 5.04, 6.04 and 8.05 hereof and any rights of the Issuer to receive notices, certificates, requests, requisitions, directions and other communications hereunder), including rights under the Pledge Agreement with respect to the Senior Notes, are, by the Indenture, pledged and assigned to the Trustee. The Company assents to such pledge and assignment. The obligation of the Company to make the payments hereunder and on the Senior Notes shall be absolute, irrevocable and unconditional and shall not be subject to cancellation, termination or abatement, or to any defense other than payment or to any right of set-off, counterclaim or recoupment arising out of any breach under this Loan Agreement, the Indenture or otherwise by the Issuer or the Trustee or any other party, or out of any obligation or liability at any time owing to the Company by the Issuer, the Trustee or any other party, and, further, the payments hereunder and on the Senior Notes and the other payments due hereunder shall continue to be payable at the times and in the amounts therein and herein specified, whether or not the Facilities or the Project, or any portion thereof, shall have been destroyed by fire or other casualty, or title thereto, or the use thereof, shall have been taken by the exercise of the power of eminent domain, and, further, there shall be no abatement of or diminution in any such payments by reason thereof, whether or not the Facilities or the Project shall be used or useful, whether or not any applicable laws, regulations or standards shall prevent or prohibit the use of the Facilities or the Project, or for any other reason.

Section 5.03. Payment of Expenses. The Company shall pay all of the Administration Expenses of the Issuer, the Trustee, the Paying Agent and the Registrar under the Indenture to be made directly to each such entity.

Section 5.04. Indemnification. The Company agrees that the Issuer and its elected or appointed officials, officers, agents, legal counsel, servants and employees, and the Trustee and its directors, officers and employees (collectively, the “Indemnified Parties”), shall not be liable for, and that the Company will at all times indemnify and hold harmless, the Indemnified Parties from and against any loss or liability, and pay all expenses of the Indemnified Parties relating to any lawsuit, proceeding or claim arising out of, or in any way relating to, the execution, delivery or performance of this Loan Agreement or the Indenture or any action taken or omitted to be taken hereunder or thereunder, the acceptance or administration by the Trustee of its trusts under the Indenture, the issuance or sale of the Bonds, or any cause whatsoever relating to the Facilities, except, in any case, as a result of the negligence or willful misconduct of the

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Indemnified Party seeking indemnification. In case any action shall be brought against any Indemnified Party in respect of which indemnity may be sought hereunder against the Company, such Indemnified Party shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Failure by such Indemnified Party to notify the Company shall not relieve the Company from any liability which it may have to such Indemnified Party otherwise than under this Section 5.04. Such Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by such Indemnified Party unless the employment of such counsel has been authorized by the Company. The Company shall not be liable for any settlement of any such action without its consent, but if any such action is settled with the consent of the Company or if there be final judgment for the plaintiff in any such action, the Company shall indemnify and hold harmless such Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

Section 5.05. Payment of Taxes; Discharge of Liens. The Company shall: (a) pay, or make provision for payment of, all lawful taxes and assessments, including income, profits, property or excise taxes, if any, or other municipal or governmental charges, levied or assessed by any federal, state or municipal government or political body upon its interest in the Facilities or any part thereof or upon any amounts payable hereunder or on the Senior Notes when the same shall become due; and (b) pay or cause to be satisfied and discharged or make adequate provision to satisfy and discharge, within sixty (60) days after the same shall accrue, any lien or charge upon any amounts payable hereunder or on the Senior Notes and all lawful claims or demands for labor, materials, supplies or other charges which, if unpaid, might be or become a lien thereon; provided, that, the Company may, at its expense, and in its own name and behalf or in the name and behalf of the Issuer, in good faith contest any such taxes, assessments and other charges, and in such event may permit the taxes, assessments and other charges so contested to remain unpaid during the period of such contest and any appeal therefrom, provided during such period enforcement of such contested item is effectively stayed unless by nonpayment of any such items the lien of the Indenture as to the amounts payable hereunder or on the Senior Notes will be materially endangered, in which event the Company shall promptly pay and cause to be satisfied and discharged all such unpaid items. The Issuer shall cooperate fully with the Company in any such contest. In the event that the Company shall fail to pay any of the foregoing items required by this Section to be paid by the Company, either the Issuer or the Trustee may, in its uncontrolled discretion and without notice to the Owners of the Bonds, make advances to effect payment of such items on behalf of the Company, but neither the Issuer nor the Trustee shall have any obligation to do so; any and all such advances may bear interest at a rate per annum equal to two (2) percentage points above the prime lending rate of the Trustee; but no such advance shall operate to relieve the Company from any default hereunder.

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Section 5.06. Company Compliance with Prior Agreements. The Company hereby confirms its obligations under Sections 4.04 and 9.01 of each of the Prior Agreements to furnish any moneys required by the Prior Indentures to be deposited with the Prior Trustee in connection with the redemption of the Prior Bonds, to the extent that the moneys on deposit under the Prior Indentures are less than the amount required to pay principal of and interest on the Prior Bonds on the date fixed for redemption of the Prior Bonds pursuant to the notice to be given by the Company under Section 9.01 of each of the Prior Agreements.

ARTICLE VI

SPECIAL COVENANTS

Section 6.01. Maintenance of Existence. Except as permitted in this Section 6.01, the Company shall maintain its corporate existence, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge with or into another corporation. The Company may consolidate with or merge with or into another corporation incorporated under the laws of the United States of America, any state thereof or the District of Columbia, or sell, transfer or otherwise dispose of all or substantially all of its assets to any other entity if (a) no Event of Default under this Loan Agreement shall have occurred and be continuing, and (b) the surviving, resulting or transferee corporation (if other than the Company), as the case may be, prior to or simultaneously with such merger, consolidation, sale, transfer or disposition, assumes, by delivery to the Trustee of an instrument in writing satisfactory in form to the Trustee, all the obligations of the Company hereunder including without limitation the obligations of the Company on the Senior Notes; and provided further that in the case of a merger or consolidation where the Company is not the surviving or resulting entity or in the case of such a sale, transfer or disposition, the Company shall deliver to the Trustee an opinion of counsel to the Company that such consolidation, merger, sale, transfer or disposition complies with the provisions of this Section 6.01.

If consolidation, merger or sale or other transfer is made as permitted by this Section 6.01, the provisions of this Section 6.01 shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section 6.01.

Section 6.02. Permits or Licenses. In the event that it may be necessary for the proper performance of this Loan Agreement on the part of the Company or the Issuer that any application or applications for any permit or license to do or to perform certain things be made to any governmental or other agency by the Company or the Issuer, the Company and the Issuer each shall, upon the request of the other, execute such application or applications.

Section 6.03. Issuer’s Access to Facilities. The Issuer shall have the right, subject to such limitations, restrictions and requirements as the Company may reasonably prescribe in order to preserve secret processes and formulae, upon appropriate prior notice to the Company, to have

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reasonable access to the Facilities during normal business hours for the purpose of making examinations and inspections of the same.

Section 6.04. Arbitrage and Tax Exemption Certifications and Covenants. The Company covenants for the benefit of the Issuer and the Owners from time to time of the Bonds that, so long as any of the Bonds remain Outstanding, it will not take any action, or permit to be taken any action, and that moneys on deposit in any fund or account in connection with the Bonds, whether or not such moneys were derived from the proceeds of the sale of the Bonds or from any other sources, will not be used or invested in a manner, which will cause the Bonds to be “arbitrage bonds” within the meaning of Section 148 of the Code or which will otherwise cause interest on the Bonds to be includable in the gross income of the Owners thereof for purposes of federal income taxation. To such end, the Company has entered into the Tax Certificate. The Company covenants and agrees that it will comply with the Tax Certificate, as the same may be amended from time to time, in accordance with its terms. Pursuant to such covenant the Company obligates itself to comply with the requirements of Section 148 of the Code, so long as any of the Bonds are Outstanding. The Company shall not be deemed to have violated this covenant by virtue of the fact that interest on any of the Bonds becomes includable (a) in gross income of a person who is a “substantial user” of the Facilities or a “related person” within the meaning of Section 103(b) of the 1954 Code, or (b) in the computation of the alternative minimum tax imposed by Section 55 of the Code, the environmental tax imposed by Section 59A of the Code or the branch profits tax on foreign corporations imposed by Section 884 of the Code.

Section 6.05. Use of Facilities. So long as the Company owns an interest in the Facilities, the Company shall exercise all its rights, powers, elections and options under the Inter-Company Agreements to cause the Facilities to be used for purposes contemplated by the Act.

Nothing contained in this Loan Agreement shall be construed to require or authorize the Issuer to operate the Facilities or conduct any business enterprise therewith.

Section 6.06. Financing Statements. The Company shall file and record, refile and re-record, or cause to be filed and recorded, refiled and re-recorded, all documents or notices, including financing statements and continuation statements, to perfect, or maintain the perfection of, the lien of the Indenture. The Issuer shall cooperate fully with the Company in taking any such action. Concurrently with the execution and delivery of the Bonds, the Company shall cause to be delivered to the Trustee an opinion of counsel (a) stating that in the opinion of such counsel, either (i) such action has been taken, as set forth therein, with respect to the recording and filing of such documents, notices and financing statements as is necessary to perfect the lien of the Indenture under the Uniform Commercial Code of the State of Montana, or (ii) no such action is necessary to so perfect such lien, and (b) stating the requirements for the filing of continuation statements or other documentation or notices in order to maintain the perfection of the lien of the Indenture.

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Section 6.07. Insurance Policy. (a) Concurrently with the initial authentication and delivery of the Bonds, the Company shall cause the Insurance Policy to be delivered to the Trustee. Under the Insurance Policy the Insurer shall guarantee the payment of the principal of the Bonds upon the stated maturity thereof and the payment of the interest on the Bonds on the regular interest payment dates therefor. The Issuer shall, in the Indenture, require the Trustee to take action under the Insurance Policy, in accordance with the terms and subject to the coverage thereof, to the extent necessary to cause amounts in respect of the principal of and interest on the Bonds to be paid to the Owners thereof.

(b) The Company agrees that (i) it will permit the Insurer to discuss the affairs, finances and accounts of the Company or any information the Insurer may reasonably request regarding the security for the Bonds with appropriate officers of the Company, (ii) it will file a copy of its annual report with the Insurer when the same shall be available and (iii) it will furnish such other information to the Insurer as the Insurer may reasonably request.

ARTICLE VII

ASSIGNMENT

Section 7.01. Conditions. The Company’s interest in this Agreement may be assigned as a whole or in part by the Company to another entity, subject, however, to the condition that no assignment shall cause the interest payable on the Bonds (other than Bonds held by a “substantial user” or “related person” within the meaning of Section 103(b)(13) of the 1954 Code) to be subject to federal income taxation nor relieve (other than as described in Section 6.01 hereof) the Company from primary liability for its obligations on the Senior Notes or to make payments to the Trustee under Section 4.04 hereof or for any other of its obligations hereunder; and subject further to the condition that the Company shall have delivered to the Trustee an opinion of counsel to the Company that such assignment complies with the provisions of this Section 7.01.

Anything herein to the contrary notwithstanding, the Company shall not make any assignment as provided in the preceding paragraph unless it shall have furnished to the Trustee an opinion of Bond Counsel to the effect that the proposed assignment will not impair the validity under the act of the Bonds or the exemption from federal income taxation of the interest thereon.

Section 7.02. Instruments Furnished to Trustee. The Company shall, within fifteen (15) days after the delivery thereof, furnish to the Issuer and the Trustee a true and complete copy of the agreements or other documents effectuating any such assignment.

Section 7.03. Limitation. This Loan Agreement shall not be assigned nor shall the Facilities be leased or sold, in whole or in part, except as provided in this Article VII or in Section 6.01.

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ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Each of the following events shall constitute and is referred to in this Loan Agreement as an “Event of Default”:

(a) a failure by the Company to pay when due any amounts required to be paid under Section 4.04(a) hereof or otherwise on the Senior Notes, which failure results in (i) a default in the payment of the interest on the Bonds and a continuance of such default for a period of thirty (30) days, or (ii) a default in the payment of the principal of or premium, if any, on the Bonds when due and a continuance of such default for a period of five (5) days; or

(b) an “Event of Default” under Section 8.01 of the Senior Note Indenture; or

(c) a failure by the Company to pay when due any amount required to be paid under this Loan Agreement or to observe and perform any covenant, condition or agreement on its part to be observed or performed (other than a failure referred to in subsection (a) above), which failure shall continue for a period of ninety (90) days after written notice, specifying such failure and requesting that it be remedied, shall have been given to the Company by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such period prior to its expiration; provided, however, that the Issuer and the Trustee shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued; or

(d) the dissolution or liquidation of the Company; or the filing by the Company of a voluntary petition in bankruptcy; or failure by the Company promptly to lift or bond any execution, garnishment or attachment of such consequence as will impair its ability to make any payments under this Loan Agreement or on the Senior Notes; or the filing of a petition or answer proposing the entry of an order for relief by a court of competent jurisdiction against the Company under Title 11 of the United States Code, as the same may from time to time be hereafter amended, or proposing the reorganization, arrangement or debt readjustment of the Company under the provisions of any bankruptcy act or under any similar act which may be hereafter enacted and the failure of said petition or answer to be discharged or denied within 90 days after the filing thereof; or the entry of an order for relief by a court of competent jurisdiction in any proceeding for its liquidation or reorganization under the provisions of any bankruptcy act or under any similar act which may be hereafter enacted; or an assignment by the Company for the benefit of its creditors; or the entry by the Company into an agreement of composition with its creditors (the term “dissolution or liquidation of the Company,” as used in this subsection (d), shall not be construed to include the cessation of the corporate existence of the Company resulting either from a merger or consolidation of the Company into or

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with another corporation or a dissolution or liquidation of the Company following a transfer of all or substantially all its assets as an entirety, under the conditions permitting such actions contained in Section 6.01 hereof); or

(e) an “Event of Default” under the Indenture.

Section 8.02. Force Majeure. The provisions of Section 8.01(b) hereof are subject to the following limitations: If by reason of acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the Government of the United States or of the State of Montana or Washington or any department, agency, political subdivision, court or official of any of them, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes, volcanoes; fires, hurricanes; tornados; storms, floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery; partial or entire failure of utilities; or any cause or event not reasonably within the control of the Company, the Company is unable in whole or in part to carry out any one or more of its agreements or obligations contained herein, other than its obligations under Sections 4.04, 5.01, 5.03, 5.04, 5.05, and 6.01 hereof and on the Senior Notes, the Company shall not be deemed in default by reason of not carrying out said agreement or agreements or performing said obligation or obligations during the continuance of such inability. The Company shall make reasonable effort to remedy with all reasonable dispatch the cause or causes preventing it from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.

Section 8.03. Remedies. (a) Upon the occurrence and continuance of any Event of Default described in clause (b) of Section 8.01 hereof, the Trustee, as the holder of the Senior Notes, shall, subject to the provisions of the Indenture, have the rights provided in the Senior Note Indenture. Any waiver of any “default” or “event of default” under the Senior Note Indenture and a rescission and annulment of its consequences shall constitute a waiver of the corresponding Event or Events of Default under this Loan Agreement and a rescission and annulment of the consequences thereof.

(b) Any waiver of any “event of default” under the Indenture and a rescission and annulment of its consequences shall constitute a waiver of any corresponding Event of Default under this Loan Agreement and a rescission and annulment of the consequences thereof.

(c) Upon the occurrence and continuance of any Event of Default, the Trustee, as assignee of the Issuer may take, or cause to be taken, any action at law or in equity as may appear necessary or desirable to collect any payments then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company hereunder and under the Pledge Agreement and the Senior Notes.

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(d) Any amounts collected from the Company pursuant to this Section 8.03 shall be applied in accordance with the Indenture. No action taken pursuant to this Section 8.03 shall relieve the Company from the Company’s obligations pursuant to Section 4.04 hereof.

Section 8.04. No Remedy Exclusive. No remedy conferred upon or reserved to the Issuer hereby is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer to exercise any remedy reserved to it in this Article VIII, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. Such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee, then the Trustee and the Bondholders, subject to the provisions of the Indenture, shall be entitled to the benefit of all covenants and agreements herein contained.

Section 8.05. Reimbursement of Attorneys’ Fees. If the Company shall default under any of the provisions hereof and the Issuer or the Trustee shall employ attorneys or incur other reasonable and proper expenses for the collection of payments due hereunder or on the Senior Notes or for the enforcement of performance or observance of any obligation or agreement on the part of the Company contained herein or therein, the Company will on demand therefor reimburse the Issuer or the Trustee, as the case may be, for the reasonable fees of such attorneys and such other reasonable expenses so incurred.

Section 8.06. Waiver of Breach. In the event any obligation created hereby shall be breached by either of the parties hereto and such breach shall thereafter be waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. In view of the assignment of certain of the Issuer’s rights and interests hereunder to the Trustee, the Issuer shall have no power to waive any default hereunder by the Company in respect of such rights and interests without the consent of the Trustee and the Trustee may exercise any of the rights of the Issuer hereunder.

Section 8.07. No Liability of Issuer. The Bonds are issued under and pursuant to the Act and shall be limited obligations of the Issuer payable solely out of the Receipts and Revenues under this Loan Agreement. No holder of any Bond issued under the Act has the right to compel any exercise of the taxing power of the Issuer to pay the Bonds or the interest or premium, if any, thereon, and the Bonds shall not constitute an indebtedness of the Issuer or a loan of credit thereof within the meaning of any constitutional or statutory provisions.

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ARTICLE IX

REDEMPTION OF BONDS

Section 9.01. Redemption of Bonds. The Issuer shall take, or cause to be taken, the actions required by the Indenture to discharge the lien thereof through the redemption, or provision for payment or redemption, of all Bonds of any series then Outstanding, or to effect the redemption, or provision for payment or redemption, of less than all the Bonds of any series then Outstanding, upon receipt by the Issuer and the Trustee from the Company of a notice designating the principal amounts, series and maturities of the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, and, in the case of redemption of Bonds, or provision therefor, specifying the date of redemption, which shall not be less than 30 days from the date such notice is given, the applicable redemption provision of the Indenture and that all conditions precedent to the Company’s right to direct the redemption of the Bonds contained in the Indenture have been complied with. Except in the case of a redemption pursuant to Section 3.01(c) of the Indenture, such notice (unless otherwise stated therein) shall be revocable by the Company at any time prior to the time at which the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, are first deemed to be paid in accordance with Article VII of the Indenture. The Company shall furnish any moneys required by the Indenture to be deposited with the Trustee or otherwise paid by the Issuer in connection with any of the foregoing purposes including moneys for payment of any premium on the Bonds which is not otherwise provided for.

Section 9.02. Compliance with the Indenture. Anything in this Loan Agreement to the contrary notwithstanding, the Issuer and the Company shall take all actions required by this Loan Agreement and the Indenture in order to comply with Section 3.01(c) of the Indenture.

ARTICLE X

MISCELLANEOUS

Section 10.01. Term of Agreement. This Loan Agreement shall remain in full force and effect from the date hereof until the right, title and interest of the Trustee in and to the Trust Estate (as defined in the Indenture) shall have ceased, terminated and become void in accordance with Article VII of the Indenture and until all payments required under this Loan Agreement shall have been made.

Section 10.02. Notices. Except as otherwise provided in this Loan Agreement, all notices, certificates, requests, requisitions and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when mailed by registered mail, postage prepaid, addressed as follows: if to the Issuer, at City Hall, Forsyth, Montana 59327, Attention: Mayor; if to the Company, at 411 108th Avenue N.E., Bellevue, Washington 98004-5515, Attention: Treasurer; and if to the Trustee at such address as shall be designated by it in the

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Indenture. A copy of each notice, certificate, request or other communication given hereunder to the Issuer, the Company and the Trustee shall also be given to the others. Any of the foregoing may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

Section 10.03. Parties in Interest. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns, and no other person, firm or corporation shall have any right, remedy or claim under or by reason of this Agreement; provided, however, that neither the Issuer, the State of Montana, or any political subdivision thereof shall in any event be liable for the payment of the principal of or premium, if any, or interest on the Bonds or for the performance of any pledge, mortgage, obligation or agreement created by or arising out of the Loan Agreement or the issuance of the Bonds; and provided, further, that neither the Bonds nor any obligation of the Issuer created by or arising under this Agreement shall constitute an indebtedness or loan of credit of the Issuer, the State of Montana or any political subdivision thereof within the meaning of any constitutional or statutory provisions whatsoever, but shall be limited obligations of the Issuer payable solely out of the revenues derived from this Loan Agreement, or from the sale of the Bonds, or income earned on invested funds as provided herein and in the Indenture.

Section 10.04. Amendments. This Agreement may be amended only by written agreement of the parties hereto, subject to the limitations set forth herein and in the Indenture.

Section 10.05. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same Agreement.

Section 10.06. Severability. If any clause, provision or section of this Agreement shall, for any reason, be held illegal or invalid by any court, the illegality or invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof, and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein. In case any agreement or obligation contained in this Agreement be held in violation of law, then such agreement or obligation shall be deemed to be the agreement or obligation of the Issuer or the Company, as the case may be, to the full extent permitted by law.

Section 10.07. Governing Law. The laws of the State of Montana shall govern the construction and enforcement of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed as of the day and year first above written.

CITY OF FORSYTH, MONTANA

By:	/s/ Dennis Kopitzke
Mayor

ATTEST: /s/ Doris Pinkerton
City Clerk

PUGET SOUND ENERGY, INC.

By:	/s/ Donald E. Gaines
Vice President Finance and Treasurer

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EXHIBIT A

PROJECT DESCRIPTION

Description of Facilities – 1973 Bonds

The Facilities generally consist of the following property or other property functionally related and subordinate to such property. The following describes the Facilities originally financed by certain Pollution Control Revenue Bonds (Puget Sound Power & Light Company Project) Series 1973, issued by the County of Rosebud, Montana on June 27, 1973.

1. Venturi Scrubber System

The function of the Venturi Scrubbing System is to remove fly ash and sulfur dioxide (SO2) from the flue gas by washing with a recycled liquor.

This system, together with a related monitoring device, is composed of three scrubber trains each at Units 1 and 2, each containing a venturi throat, counter-current sprays, mist eliminators, recycle tank, recycle pumps, steam coil-type reheater, soot blowers, induced draft (“ID”) fan, effluent liquor pumps and lines, and pond return pumps. Flue gas first passes down through the venturi throat section and is thoroughly mixed with the liquor. The liquor drops out into the integral recycle tank with the absorbed ash and some absorbed SO2. Gas then passes upward through sprays and demisters where downward flowing liquor finishes the SO2 absorption job. The liquor drops out into the recycle tank. The gas passes on through a reheater before entering the ID fans and exiting out the stack. Spent liquor is pumped to an ash disposal pond by effluent liquor pumps and clear water is returned to the cycle by the pond return pumps.

The ash pond is divided into two sections each of which is used on alternate years. One section is to be left to dry and the deposited ash will be disposed of as required while the other section is in use. Ash mixed with water enters the active pond and moves slowly toward the outlet. Before reaching the outlet, most of the ash has settled out and decanted water is returned to the cycle for reuse. The pond will also have adequate capacity for disposal of the smaller amounts of ash from the ash disposal system (see Ash Disposal System below).

2. Nitrogen Oxides Control System

The function of the Nitrogen Oxides Control System is to reduce the amount of nitrogen oxides (NOX) produced during the combustion of pulverized coal in the boiler.

This system consists of four overfire air compartments each at Units 1 and 2 with associated ducting, air dampers, and combustion controls. In operation, this system functions to decrease combustion temperatures and NOX production by increasing the volume of the fireball region in which combustion takes place. This is accomplished by installation and control of overfire air compartments that spread the supply of combustion air over a larger volume.

3. Ash Disposal System

The function of the Ash Disposal System is to dispose of bottom ash, economizer ash, and pyrites produced in the operation of the plants.

This system is composed of hoppers, storage tanks, clinker grinders, ash conveying pumps, conveying lines, water supply lines, pond return lines, and ash ponds. Economizer ash is conveyed pneumatically from the economizer hoppers to the pyrites and economizer storage tank. The pyrites, which are rejected by the coal pulverizers, are also sluiced to this storage tank. The storage tank is emptied periodically by sluicing the contents to the ash pond. Ash and clinkers falling into the bottom ash hopper are put through the clinker grinder and sluiced to the ash pond.

Description of Facilities – 1977 Bonds

The Facilities generally consist of the following property or other property functionally related and subordinate to such property. The following describes the Facilities originally financed by certain Pollution Control Revenue Bonds (Puget Sound Power & Light Company Project) Series 1977, issued by the County on June 22, 1997.

1. Sulfur Dioxide and Particulate Removal System

The Sulfur Dioxide and Particulate Removal System is composed of a SO2 scrubber and a fly ash slurry disposal system as described below.

A. Venturi Scrubber System

The function of the Venturi Scrubber System is to remove fly ash and SO2 from the flue gas washing with a recycled liquor.

The scrubbers were designed and installed by Combustion Equipment Associates and Inc. Particulate loading in the scrubber gases shall be equal to or less than 0.18 grains per actual cubic foot measured at the reheater outlet condition (equivalent to 0.02 grains per actual cubic foot in the stack). SO2 in the scrubber gases are equal to or less than one pound of SO2 per million BTU of heat released in the furnace. The design conditions are for a flue gas flow of 1,430,000 cubic feet per minute per generating unit at 291°F. This system, together with a related monitoring device, is composed of three scrubber trains each at Units 1 and 2, each containing a venturi throat, counter-current sprays, mist eliminators, recycle tank, recycle pumps, steam coil-type reheater, soot blowers, ID fan, effluent liquor pumps and lines, and pond return pumps. Flue gas first passes down through the venturi throat section and is thoroughly mixed with the liquor. The liquor drops out into the integral recycle tank with the absorbed ash and some absorbed SO2. Gas then passes upward through sprays and demisters where downward flowing liquor completes the SO2 absorption process. The liquor again drops out into the recycle tank. The gas passes on through a reheater before entering the ID fans and exiting out the stack. Spent liquor is pumped to a fly ash slurry disposal pond by effluent liquor pumps and clear water is returned to the recycle tank by the pond return pumps.

The Venturi Scrubber System is composed of scrubber vessels, venturi throats, recycle tanks, agitators, recycle pumps, counter-current sprays, wash trays, wash tray recycle tank, wash tray recycle pumps, wash tray pond, mist eliminators and cleaning sprays, steam coil reheaters, soot blowers, ID fans, isolation dampers, effluent tank, effluent pumps, fly ash pond, pond return pumps, lime (alkali) system, valves, pipelines, wiring, electric services, electric motors, valve actuators, motor controls, automatic analog control system, related measuring instruments and monitoring devices and all other related auxiliary electric, mechanical, and civil equipment.

B. Ash Disposal System

The Ash Disposal System serves to dredge and pump fly ash slurry from the fly ash slurry disposal pond, mentioned above, to the evaporation pond and return reclaimed water to the fly ash slurry pond. Eventually the evaporation pond will fill with slurry. A new pond will then be started and the slurry in the old pond will be left to evaporate to a more solid material.

The system included a barge mounted dredge, booster pumps, a 16” diameter slurry pipeline, evaporation pond, a barge mounted return line pump, emergency drain pumps, sump pumps, seal water pumps, all electrical services, valves, miscellaneous piping, and all other necessary equipment.

3. Nitrogen Control System

The Nitrogen Control System serves to reduce the concentration of NOX in the flue gas.

The system consists of four overfire air compartments per generating unit and associated ducting, air dampers, and combustion controls. In operation, the system functions to decrease combustion temperatures and NOX production by increasing the volume of the fireball region in which combustion takes place. This is accomplished by the installation and control of overfire air compartments that spread the supply of combustion air over a larger volume.

Description of Facilities – 1981 Bonds

The Facilities generally consist of the following property or other property functionally related and subordinate to such property. The following describes the Facilities originally financed by the Issuer’s $100,000,000 aggregate principal amount 8 3/4% Pollution Control Revenue Bonds, Series 1981, issued on June 3, 1981.

1. Scrubber System

The function of the Scrubber System is to remove fly ash and sulfur dioxide (SO2) from the flue gas by washing with a recycled liquor. Eight scrubber vessels are installed each at Unit 3 and 4 into which boiler combustion gases are ducted. At full load it requires that seven scrubbers operational to achieve sufficient SO2 and particulate removal to comply with environmental regulations. Since it was expected that at any given time at least one scrubber train will be down for maintenance, it was necessary to install eight scrubber trains in order to assure reliable plant operation in compliance with the law.

The flue gas enters the top of each scrubber vessel in the venturi section where the gas is contacted with finely atomized scrubber slurry. The flue gas is adiabatically cooled and saturated by the evaporation of water from the scrubber slurry. In the venturi, fly ash particulates are removed by the slurry droplets during collisions caused by the sudden changes in gas velocity. The proper gas pressure drop across the venturi to achieve these changes in velocity is maintained by raising or lowering a plumb bob located in the throat of the venturi.

SO2 is also absorbed and removed by the slurry in the venturi. After the flue gas leaves the venturi, it passes upward through an absorption spray zone where the gas is sprayed with more scrubber slurry. These sprays remove additional SO2. Then the flue gas passes through a wash tray where it is bubbled through a stream of wash tray slurry. The main purpose of the wash tray is to remove and dilute the slurry droplets entrained in the flue gas from the venturi and absorption sprays. The wash tray also removes small amounts of fly ash and SO2. A spray keeps the wash tray from plugging and also maintains the proper water balance in the scrubber. When the flue gas bubbles through the wash tray it produces a mist of water droplets containing some dissolved and suspended solids. This mist is removed by a mist eliminator. The mist eliminator is made up of a series of zigzag parallel plates. The mist droplets strikes these plates, cling to them, and then fall back onto the wash tray. The flue gas then leaves the scrubber vessel. At this point the flue gas has been cooled to a temperature of about 120°F and is saturated as a result of water introduced in the scrubbing process. Approximately 95% of the SO2 and over 90% of the fly ash particulates are removed.

Because of the action of the scrubber in cooling and saturating the flue gas, the pressure drop across the scrubber and the moisture contents adverse conditions for the continued flow of gases to and up the stack. It is therefore necessary to reheat the gases to about 170°F and, thereafter, to restore the gas flow with ID fans. The reheater is another heat exchanger device that utilizes steam from the turbine or boiler. The heat in the reheater vaporizes any water droplets in the gas stream and at the same time raises the temperature of the gas to achieve a relative humidity below the saturation point. This improves the plum rise from the stack, reduces ground level concentrations of the emissions, and prevents the formation of acid mist that would cause corrosion and failure of equipment downstream of the scrubber. Upon leaving the reheater the flue gas enters an ID fan that serves to maintain the gas flow through the scrubber and reheater and forces it through the duct and up the stack. Units 3 and 4 are designed as balanced draft units that require forced draft fans at the furnace inlet and ID fans at the scrubber outlet. The flue gas temperature is increased to about 190°F by the compression in the fan.

Each scrubber vessel is provided with one reheater and one ID fan. When the flue gas leaves the fan it enters a series of ducts where the flue gas from all of the scrubbers are combined and routed to the bottom of the stack. Each of Units 3 and 4 has its own stack that discharges the cleaned gases to the atmosphere at an elevation of 692 feet above the ground.

The slurry used for the venturi and absorption sprays are taken from the recycle tank located directly below each scrubber vessel. There are two pumps for the venturi; one operates as a spare. One-half of the slurry to the venturi is injected on the tangential shelf above the venturi and the other half is sprayed on top of the plump bob. There are also two pumps per scrubber vessel for the absorption sprays. Each pump supplies slurry to one set of sprays. The sets of sprays are located one above the other. Each set of sprays is operated independently of the other. Only one set of sprays are operated so long as the outlet SO2 emissions are below the level determined by the permits. The capability to operate two sets of sprays at once is necessary to insure that the outlet SO2 concentration will never exceed the limit permitted. The spent slurry from the venturi and absorption sprays falls to the vessel bottom and is returned to the recycle tank through downcomer pipes.

The removal of fly ash and SO2 causes the buildup of suspended solid particles in the recycle tank. An agitator is used to keep these solids suspended and to promote mixing. The concentration of these suspended solids is controlled by taking a slurry bleed stream to the disposal pond where the solids settle out producing a sludge. The clear water is then returned to the recycle tank. Slurry from each recycle tank is bled to an effluent holding tank. There is one effluent holding tank for each four-scrubber vessels (two per unit). All of the effluent holding tanks discharge to one large effluent holding tank common to both units, which then discharges to the disposal pond.

The alkali used for SO2 removal is a mixture of hydrated high calcium lime and hydrated dolomitic lime (as further described in Item 3 below). This lime is added to the regenerator as a slurry. There is one regenerator per recycle tank. There is one regenerations tank feed pump per recycle tank that takes a stream of recycle slurry to the regenerator. The regenerator has an overflow line that returns regenerated slurry to the recycle tank. The purpose of the regenerators is to maintain a chemical environment different from the recycle tanks, which is more favorable to the chemical reactions necessary to regenerate the spent slurry after SO2 removal.

There is a separate wash tray recycle tank from which slurry is pumped to the wash tray and the wash tray undersprays. There is one wash tray recycle tank for each two-scrubber vessels (four wash tray recycle tanks per unit). A bleed stream is taken from each wash tray recycle pump in order to remove the suspended solids collected by the wash tray. This bleed stream goes to the wash tray bleed tank (one wash tray bleed tank per unit). The wash tray bleed tank discharges to the wash tray pond. All wash tray recycle tanks and wash tray bleed tanks are equipped with agitators to prevent the suspended solids from settling out. The wash tray bleed tank is discharged to the wash tray pond where the suspended solids are allowed to settle out forming a sludge at the bottom of the pond. The clear water is then returned to the wash tray recycle tanks.

The bottom of the mist eliminator is intermittently sprayed with blowdown water from the Plant’s cooling tower. This is dome to clean the mist eliminator and is also the major source of makeup water for the scrubber system. The top of each mist eliminator is also sprayed once per day for 1-1/2 minutes with river water.

2. Scrubber Sludge Disposal System

Effluent slurry is carried from the Plant to the sludge disposal pond by a 16” pipe. The suspended solids settle to the pond bottom and the clear water is pumped back to the Plant by two 3,020 gallon per minute pumps. One pump acts as a spare. The pond return pipe is 18” in diameter.

The sludge disposal pond (called Areas 5 and 6) is approximately three miles southeast of the Plant. There was a two phases in the development of this pond. Phase 1 required the construction of one dam 70’ high and 400’ in length.

The capacity of Phase 1 is 8,000 acre-feet and it lasted approximately 13 1/2 years.

The development of Phase 2 required that the original dam be raised to 130’ in height and increased to a length of 3,000 feet. A saddle dam was also added. The saddle dam varies in height, with a maximum height of 50’ and a total length of 3,300 feet. The capacity of Phase 2 is an additional 8,900 acre-feet and it will last approximately 14 1/2 years, for a total life of 28 years.

The sludge disposal pond design took into account a permit requirement for minimum seepage, by providing low permeability soil blankets where exploration defined porous outcrops or high permeability soils.

3. Scrubber Lime System

The sole purpose of the Scrubber Lime System is to supply the lime slurry as needed by the scrubber regenerators. There is one lime system that serves the 16 scrubbers for Units 3 and 4 at the Plant.

The hydrated high calcium lime (calcium hydroxide) is produced from calcined high calcium lime (calcium oxide). Calcined high calcium lime is brought from an outside source and delivered to the Plant by truck or rail. The trucks or rail cars are pneumatically unloaded to large storage silos. From there the calcined high calcium lime is transferred to the slakers. There are four slakers. In the slakers, calcined high calcium lime is reacted with water to produce a slurry of hydrated high calcium lime. The slakers are equipped with screw conveyors for grit removal. The high calcium lime slurry from the slakers is fed to the slurry transfer tanks where it is diluted with water and mixed with hydrated dolomitic lime slurry (a mixture of calcium hydroxide and magnesium hydroxide). The lime slurry from the slurry transfer tanks is then pumped to the slurry feed storage tanks where it is distributed to the regenerators as needed. There is one feed storage tank for each four regenerators (two slurry feed storage tanks per unit).

The hydrated dolomitic lime is produced from calcined dolomitic lime (a mixture of calcium oxide and magnesium oxide). Calcined dolomitic lime is bought from an outside source and delivered to the Plant by rail car. The rail cars are pneumatically unloaded to large storage silos. From there the calcined dolomitic lime is transferred to the hydrator. In the hydrator calcined dolomitic lime is mixed with water and converted to hydrated dolomitic lime under pressure. The hydrator product is dry material. It is then mixed with water to form a slurry. Hydrated dolomitic lime slurry is fed to the slurry transfer tanks where it is mixed with hydrated high calcium lime and water to form the lime slurry. All tanks in the Scrubber Lime System are equipped with agitators.

The Scrubber Lime System is functionally related and subordinate to the scrubber systems and is not used in conjunction with any other part of the generating units.

4. Solid Waste Disposal System

The Solid Waste Disposal System is designed to collect and dispose of approximately 46% of the maximum total ash generated at Units 3 and 4. This represents a nominal 19 tons per hour of bottom ash, 6.9 tons per hour of fly ash, and 2.7 tons per hour of mill pyrites. The collection system for Units 3 and 4 comprise s three sets of fly ash hoppers (economizer, air heater, and flue gas duct hoppers), pyrite hoppers and the bottom ash hopper. Ash is conveyed from these hoppers to an 18,000-gallon transfer tank using jet pulsion pump and a hydroconveyor exhauster. Two two-stage material handling pump installations with a total capacity of 3,130 gallons per minute then convey this ash and water through abrasion-resistant piping. The pipe leaves the building and runs to a settling pond approximately 2,800 feet southeast of the Plant. The water used for the raw-water makeup required to offset evaporation losses. Pump-supplied return lines from the settling pond return supernatant water to an intermediate clear water pond, which than gravity-flows back through the building walls to the suction side of the ash water pumps to complete the closed loop.

The disposal pond design takes into account a permit requirement for minimum seepage by providing low-permeability soil blankets where exploration defined porous outcrops or high permeability soils.

The Solid Waste Disposal System covered by the financing includes only so much of the system as is external to the Plant building and includes piping from the building to the settling pond, the pond itself, return water pumps and lines, clear water pond, and piping back to the Plant building.

Description of Facilities – 1982 Bonds

The Facilities generally consist of the following property or other property functionally related and subordinate to such property. The following describes the Facilities originally financed by the Issuer’s $115,000, 000 aggregate principal amount Floating Rate Monthly Demand Pollution Control Revenue Bonds (Puget Sound Power & Light Company Colstrip Project) Series 1982, issued on July 21, 1982.

1. Scrubber System

The function of the Scrubber System is to remove fly ash and sulfur dioxide (SO2) from the flue gas by washing with a recycled liquor. Eight scrubber vessels are installed each at Unit 3 and 4 into which boiler combustion gases are ducted. At full load it requires that seven scrubbers operational to achieve sufficient SO2 and particulate removal to comply with environmental regulations. Since it was expected that at any given time at least one scrubber train will be down for maintenance, it was necessary to install eight scrubber trains in order to assure reliable plant operation in compliance with the law.

The flue gas enters the top of each scrubber vessel in the venturi section where the gas is contacted with finely atomized scrubber slurry. The flue gas is adiabatically cooled and saturated by the evaporation of water from the scrubber slurry. In the venturi, fly ash particulates are removed by the slurry droplets during collisions caused by the sudden changes in gas velocity. The proper gas pressure drop across the venturi to achieve these changes in velocity is maintained by raising or lowering a plumb bob located in the throat of the venturi.

SO2 is also absorbed and removed by the slurry in the venturi. After the flue gas leaves the venturi, it passes upward through an absorption spray zone where the gas is sprayed with more scrubber slurry. These sprays remove additional SO2. Then the flue gas passes through a wash tray where it is bubbled through a stream of wash tray slurry. The main purpose of the wash tray is to remove and dilute the slurry droplets entrained in the flue gas from the venturi and absorption sprays. The wash tray also removes small amounts of fly ash and SO2. A spray keeps the wash tray from plugging and also maintains the proper water balance in the scrubber. When the flue gas bubbles through the wash tray it produces a mist of water droplets containing some dissolved and suspended solids. This mist is removed by a mist eliminator. The mist eliminator is made up of a series of zigzag parallel plates. The mist droplets strikes these plates, cling to them, and then fall back onto the wash tray. The flue gas then leaves the scrubber vessel. At this point the flue gas has been cooled to a temperature of about 120OF and is saturated as a result of water introduced in the scrubbing process. Approximately 95% of the SO2 and over 90% of the fly ash particulates are removed.

Because of the action of the scrubber in cooling and saturating the flue gas, the pressure drop across the scrubber and the moisture contents adverse conditions for the continued flow of gases to and up the stack. It is therefore necessary to reheat the gases to about 170°F and, thereafter, to restore the gas flow with ID fans. The reheater is another heat exchanger device that utilizes steam from the turbine or boiler. The heat in the reheater vaporizes any water droplets in the gas stream and at the same time raises the temperature of the gas to achieve a relative humidity below the saturation point. This improves the plum rise from the stack, reduces ground level concentrations of the emissions, and prevents the formation of acid mist that would cause corrosion and failure of equipment downstream of the scrubber. Upon leaving the reheater the flue gas enters an ID fan that serves to maintain the gas flow through the scrubber and reheater and forces it through the duct and up the stack. Units 3 and 4 are designed as balanced draft units that require forced draft fans at the furnace inlet and ID fans at the scrubber outlet. The flue gas temperature is increased to about 190°F by the compression in the fan.

Each scrubber vessel is provided with one reheater and one ID fan. When the flue gas leaves the fan it enters a series of ducts where the flue gas from all of the scrubbers are combined and routed to the bottom of the stack. Each of Units 3 and 4 has its own stack that discharges the cleaned gases to the atmosphere at an elevation of 692 feet above the ground.

The slurry used for the venturi and absorption sprays are taken from the recycle tank located directly below each scrubber vessel. There are two pumps for the venturi; one operates as a spare. One-half of the slurry to the venturi is injected on the tangential shelf above the venturi and the other half is sprayed on top of the plump bob. There are also two pumps per scrubber vessel for the absorption sprays. Each pump supplies slurry to one set of sprays. The sets of sprays are located one above the other. Each set of sprays is operated independently of the other. Only one set of sprays are operated so long as the outlet SO2 emissions are below the level determined by the permits. The capability to operate two sets of sprays at once is necessary to insure that the outlet SO2 concentration will never exceed the limit permitted. The spent slurry from the venturi and absorption sprays falls to the vessel bottom and is returned to the recycle tank through downcomer pipes.

The removal of fly ash and SO2 causes the buildup of suspended solid particles in the recycle tank. An agitator is used to keep these solids suspended and to promote mixing. The concentration of these suspended solids is controlled by taking a slurry bleed stream to the disposal pond where the solids settle out producing a sludge. The clear water is then returned to the recycle tank. Slurry from each recycle tank is bled to an effluent holding tank. There is one effluent holding tank for each four-scrubber vessels (two per unit). All of the effluent holding tanks discharge to one large effluent holding tank common to both units, which then discharges to the disposal pond.

The alkali used for SO2 removal is a mixture of hydrated high calcium lime and hydrated dolomitic lime (as further described in Item 3 below). This lime is added to the regenerator as a slurry. There is one regenerator per recycle tank. There is one regenerations tank feed pump per recycle tank that takes a stream of recycle slurry to the regenerator. The regenerator has an overflow line that returns regenerated slurry to the recycle tank. The purpose of the regenerators is to maintain a chemical environment different from the recycle tanks, which is more favorable to the chemical reactions necessary to regenerate the spent slurry after SO2 removal.

There is a separate wash tray recycle tank from which slurry is pumped to the wash tray and the wash tray undersprays. There is one wash tray recycle tank for each two scrubber vessels (four wash tray recycle tanks per unit). A bleed stream is taken from each wash tray recycle pump in order to remove the suspended solids collected by the wash tray. This bleed stream goes to the wash tray bleed tank (one wash tray bleed tank per unit). The wash tray bleed tank discharges to the wash tray pond. All wash tray recycle tanks and wash tray bleed tanks are equipped with agitators to prevent the suspended solids from settling out. The wash tray bleed tank is discharged to the wash tray pond where the suspended solids are allowed to settle out forming a sludge at the bottom of the pond. The clear water is then returned to the wash tray recycle tanks.

The bottom of the mist eliminator is intermittently sprayed with blowdown water from the Plant’s cooling tower. This is dome to clean the mist eliminator and is also the major source of makeup water for the scrubber system. The top of each mist eliminator is also sprayed once per day for 1-1/2 minutes with river water.

2. Scrubber Sludge Disposal System

Effluent slurry is carried from the Plant to the sludge disposal pond by a 16” pipe. The suspended solids settle to the pond bottom and the clear water is pumped back to the Plant by two 3,020 gallon per minute pumps. One pump acts as a spare. The pond return pipe is 18” in diameter.

The sludge disposal pond (called Areas 5 and 6) is approximately three miles southeast of the Plant. There was a two phases in the development of this pond. Phase 1 required the construction of one dam 70’ high and 400’ in length. The capacity of Phase 1 is 8,000 acre-feet and it lasted approximately 13 1/2 years.

The development of Phase 2 required that the original dam be raised to 130’ in height and increased to a length of 3,000 feet. A saddle dam was also added. The saddle dam varies in height, with a maximum height of 50’ and a total length of 3,300 feet. The capacity of Phase 2 is an additional 8,900 acre-feet and it will last approximately 14 1/2 years, for a total life of 28 years.

The sludge disposal pond design took into account a permit requirement for minimum seepage, by providing low permeability soil blankets where exploration defined porous outcrops or high permeability soils.

3. Scrubber Lime System

The sole purpose of the Scrubber Lime System is to supply the lime slurry as needed by the scrubber regenerators. There is one lime system that serves the 16 scrubbers for Units 3 and 4 at the Plant.

The hydrated high calcium lime (calcium hydroxide) is produced from calcined high calcium lime (calcium oxide). Calcined high calcium lime is brought from an outside source and delivered to the Plant by truck or rail. The trucks or rail cars are pneumatically unloaded to large storage silos. From there the calcined high calcium lime is transferred to the slakers. There are four slakers. In the slakers, calcined high calcium lime is reacted with water to produce a slurry of hydrated high calcium lime. The slakers are equipped with screw conveyors for grit removal. The high calcium lime slurry from the slakers is fed to the slurry transfer tanks where it is diluted with water and mixed with hydrated dolomitic lime slurry (a mixture of calcium hydroxide and magnesium hydroxide). The lime slurry from the slurry transfer tanks is then pumped to the slurry feed storage tanks where it is distributed to the regenerators as needed. There is one feed storage tank for each four regenerators (two slurry feed storage tanks per unit).

The hydrated dolomitic lime is produced from calcined dolomitic lime (a mixture of calcium oxide and magnesium oxide). Calcined dolomitic lime is bought from an outside source and delivered to the Plant by rail car. The rail cars are pneumatically unloaded to large storage silos. From there the calcined dolomitic lime is transferred to the hydrator. In the hydrator calcined dolomitic lime is mixed with water and converted to hydrated dolomitic lime under pressure. The hydrator product is dry material. It is then mixed with water to form a slurry. Hydrated dolomitic lime slurry is fed to the slurry transfer tanks where it is mixed with hydrated high calcium lime and water to form the lime slurry. All tanks in the Scrubber Lime System are equipped with agitators.

The Scrubber Lime System is functionally related and subordinate to the scrubber systems and is not used in conjunction with any other part of the generating units.

4. Solid Waste Disposal System

The Solid Waste Disposal System is designed to collect and dispose of approximately 46% of the maximum total ash generated at Units 3 and 4. This represents a nominal 19 tons per hour of bottom ash, 6.9 tons per hour of fly ash, and 2.7 tons per hour of mill pyrites. The collection system for Units 3 and 4 comprises three sets of fly ash hoppers (economizer, air heater, and flue gas duct hoppers), pyrite hoppers and the bottom ash hopper. Ash is conveyed from these hoppers to an 18,000-gallon transfer tank using jet propulsion pump and a hydroconveyor exhauster. Two two-stage material handling pump installations with a total capacity of 3,130 gallons per minute then convey this ash and water through abrasion-resistant piping. The pipe leaves the building and runs to a settling pond approximately 2,800 feet southeast of the Plant. The water used for the raw-water makeup required to offset evaporation losses. Pump-supplied return lines from the settling pond return supernatant water to an intermediate clear water pond, which than gravity-flows back through the building walls to the suction side of the ash water pumps to complete the closed loop.

The disposal pond design takes into account a permit requirement for minimum seepage by providing low-permeability soil blankets where exploration defined porous outcrops or high permeability soils.

The Solid Waste Disposal System covered by the financing includes only so much of the system as is external to the Plant building and includes piping from the building to the settling pond, the pond itself, return water pumps and lines, clear water pond, and piping back to the Plant building

Description of Facilities – 1986 Notes

The Facilities generally consist of the following property or other property functionally related and subordinate to such property. The following describes the Facilities originally financed by the Issuer’s $23,400,000 aggregate principal amount Promissory Notes (Puget Sound Power & Light Company Colstrip Project) Series 1986, issued on December 30, 1986.

1. Air Pollution Control Facility

The air pollution control facility installed as part of Units 3 & 4 include a series of wet lime slurry based scrubbers and related equipment to remove sulfur dioxide and fly ash from the flue gases prior to discharge through stacks to the atmosphere as required by applicable environmental regulations. The lime slurry comes in contact with flue gas in order to absorb the sulfur dioxide and fly ash through a chemical reaction. After contact, the lime slurry drains into the recycle tank where it can be reintroduced back into the sulfur dioxide and fly ash removal process. A bleed stream controls the buildup of suspended solids in the recycle tank by continuously removing the solids and transferring it to lined disposal ponds. In the disposal ponds, the solids settle out and form a sludge. The supernatant water in the ponds is returned to the scrubbers for reuse.

The major components that are included in this facility are: scrubber lime system, scrubber vessels, mist eliminators, reheaters, draft fans, ductwork, stack, disposal ponds, piping and drains and associated electrical and mechanical equipment.

2. Coal Dust Control System

The coal dust control system collects, stores, and treats coal dust resulting from normal Station operations. Fine particles of coal (coal dust) are generated from mining, crushing, handling and storing coal and must be controlled in accordance with applicable environmental regulations. The coal dust control system includes filtration equipment and associated enclosures to control and capture dust at the live coal pile and coal conveyor system. The recovered coal dust as fuel for the furnaces.

The major components comprising the coal dust control system are: vacuum removal ducts, vacuum removal blowers, dust removal filters, live coal pile enclosure, lowering well enclosure/filtration and associated mechanical, electrical, civil, controls, and instrumentation.

3. Cooling Tower Drift Contaminant Control

Operation of the cooling towers produces exhaust air emissions containing circulating water, particulates and other pollutants generally known as drift. To control the release of these air pollutants, the cooling towers are equipped with high efficiency drift eliminators. The eliminators are located at the top of the cooling towers and remove drift from the cooling tower exhaust air.

4. Water Pollution Control Facilities

The Water Pollution Control Facilities include the chemical and oily waste system, wastewater runoff system, and cooling tower blowdown system all of which are described below.

A. Chemical and Oily Waste System

The Chemical and Oily Waste System collects, stores, treats, and disposes of waste chemicals and oily waste resulting from normal operations of Units 3 & 4. This system includes a network of drains and sewers that trap and remove waste oil and chemicals.

The major components and equipment that comprise the Chemical and Oily Waste System include: drains and pipes, oil separators, chemical waste sumps, chemical waste neutralizing tanks, neutralizing chemical storage tanks, chemical injection equipment and associated mechanical, electrical and control equipment.

B. Wastewater Runoff System

The Wastewater Runoff System collects, stores and treats contact storm water runoff from the yard area during normal operations.

The system includes piping, culverts, yard drains, manholes and special yard gratings and two settling/storage ponds. After collection, all wastewater runoff is stored and treated in the settling ponds. The ponds are lined with a hypalon liner to control seepage. The major components of the wastewater runoff system are: yard piping, concrete culverts, berms, manholes, north plant settling pond with liner, grading, and associated mechanical, electrical, civil and controls and instrumentation.

C. Cooling Tower Blowdown System

The Cooling Tower Blowdown System discharges circulating cooling water from the cooling tower basins to the waste disposal pond.

This wastewater is treated and disposed of by settling and evaporation in the waste disposal pond.

The components of the cooling tower blowdown system are limited to the pipeline from the cooling tower basin to the waste disposal pond.